UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2026
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 18, 2026, Development Vault, LLC, a Delaware limited liability company (the “Borrower”), an indirect subsidiary of Energy Vault Holdings, Inc. (“Energy Vault“ or the “Company”), entered into an amended and restated financing agreement (the “Financing Agreement”) with S2G Builders Special Opportunities Fund I, LP, a Delaware limited partnership, as administrative agent and collateral agent, and each of the lenders party thereto. The Financing Agreement provides for a senior secured delayed draw term loan credit facility with aggregate commitments of up to $25,000,000, which may be increased from time to time at the option of the lenders (in their sole discretion) and the Borrower. The proceeds of the credit facility may be used from time to time to, among other things, (a) pay a portion of the consideration for the acquisition of certain approved battery energy storage projects, (b) fund sponsor equity contributions, (c) pay transaction costs and expenses in connection with the Financing Agreement, and (d) pay expenses related to the projects, including site control, developer fees, contractor fees, interconnection deposits, third-party consultants and deposits on equipment. Loans under the Financing Agreement bear interest at a rate of 10.0% per annum, payable in cash, plus a deferred rate of 7.0% per annum, payable in kind. As of the A&R Effective Date, the borrowings outstanding under the Financing Agreement are $18 million. The facility matures on April 16, 2030. The Borrower may prepay the loans at any time upon five (5) Business Days’ prior written notice, subject to the payment of an Exit Fee (as defined in the Financing Agreement). Mandatory prepayments are required upon the occurrence of certain customary events, including (a) monetization events, (b) receipt of insurance or condemnation proceeds, (c) proceeds from the incurrence of non-permitted indebtedness, and (d) voluntary reductions of the commitments. The obligations of the Borrower under the Financing Agreement are guaranteed by each subsidiary guarantor (including all subsidiaries of the Borrower) and secured by a first priority security interest in substantially all of the assets of the Borrower and each subsidiary guarantor, including the equity interests in the Borrower. The Financing Agreement contains customary affirmative and negative covenants for project financings of this type, including limitations on additional indebtedness, liens, asset sales, investments, affiliate transactions, and distributions. The Borrower is also required to deliver certain financial and other reports and comply with applicable laws and permits. The Financing Agreement also includes customary representations and warranties, indemnification provisions and requirements for the maintenance of insurance and compliance with applicable laws and permits.
The foregoing description of the Financing Agreement is qualified in its entirety by reference to the full text of the Financing Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1*#
Amended and Restated Financing Agreement, dated September 18, 2026, by and among Development Vault, LLC (“Borrower”), S2G Builders Special Opportunities Fund I, LP (“Administrative Agent” and “Collateral Agent”), and the lenders party thereto.

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL
________________
* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
# Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because the Company customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: September 22, 2026	By:	/s/ Nitin Dahiya
Name: Nitin Dahiya
Chief Financial Officer